EXHIBIT 21.1

LIST OF SUBSIDIARIES OF SHILOH INDUSTRIES, INC.
The following is a list of the subsidiaries of Shiloh Industries, Inc., a Delaware corporation (the "Corporation"). The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Corporation.

Name of Corporation	State of Incorporation
Shiloh Corporation	Ohio
The Sectional Die Company (Inactive)	Ohio
Sectional Stamping, Inc.	Ohio
Medina Blanking, Inc.	Ohio
Liverpool Coil Processing, Incorporated	Ohio
VCS Properties, LLC (Inactive)	Ohio
Greenfield Die & Manufacturing Corp.	Michigan
Shiloh Holdings International, Inc.	Michigan
C & H Design Company (Inactive)	Michigan
Jefferson Blanking Inc.	Georgia
Shiloh Automotive, Inc. (Inactive)	Ohio
Shiloh de Mexico S.A. de C.V.	Mexico
Shiloh International S.A. de C.V.	Mexico
Shiloh Industries, Inc. Dickson Manufacturing Division	Tennessee
Shiloh Die Cast LLC	Ohio
Albany Chicago Company, LLC	Wisconsin
Shiloh Die Cast Midwest, LLC	Ohio
FMS Magnum Holdings LLC	Ohio
Magnum CV	Netherlands
Shiloh Holdings Netherlands B.V.	Netherlands
Shiloh Holdings Sweden AB	Sweden
Shiloh Industries AB	Sweden
Shiloh Industries China Holding AB	Sweden
Shiloh Industries, SP. Z.O.O.	Poland
Shiloh Automotive Components (Shanghai) Ltd. Co.	China
Shiloh Manufacturing Holdings LLC	Ohio
Shiloh Manufacturing LLC	Michigan
Radar Stamping Technologies S. de R.L. de C.V.	Mexico
Radar Servicios Celaya S. de R.L. de C.V.	Mexico
Shiloh Holdings Hong Kong Ltd.	Hong Kong
Shiloh Industries UK Ltd.	United Kingdom
Shiloh Automotive Components (Nantong) Co., Ltd.	China